Exhibit 10.103

November 18, 2009

John T. Keiser

6956 Lake Trail Drive

Westerville, OH 43082

Dear Tom,

This letter, which expressly supersedes any previous offer letters to you, including but not limited to the letter you signed on September 16, 2009, confirms our offer to you to join Gap Inc. as Corporate Executive Vice President and Chief Information Officer. In this position you will report to Glenn Murphy, Chairman and CEO. This offer is contingent on you beginning your employment with Gap Inc. on January 4, 2010.

Salary. Your annual salary will be $650,000 payable every two weeks. You are scheduled to receive a performance and compensation review in March 2011 based on your time in position.

Initial Bonuses. You will receive a bonus of $100,000 within the first thirty days of your employment. An additional bonus of $400,000 will be paid to you on or about February 1, 2010. Bonus payments will be processed as supplemental income and are subject to supplemental taxes. In order to be eligible to receive these bonuses, you must be employed on the payment dates. With respect to each bonus, in the event you voluntarily terminate your employment or your employment is terminated For Cause (as defined below), you will be required to repay within ninety (90) days of your last day of employment 100% of the bonus if the termination occurs before your first employment anniversary, and 50% of the bonus if termination occurs between your first and second employment anniversary.

Annual Bonus. Based on your position as Executive Vice President, you will be eligible for an annual bonus based on achievement of Gap Inc. and/or Division financial objectives as well as key business goals and individual performance. You are eligible to participate in the program for fiscal 2010 (February 2010 – January 2011). Under the current program, your annual target bonus will be 75% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 150%. Any bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year. Bonuses for fiscal 2010, if any, are scheduled for payment in March 2011 and you must be employed by Gap Inc. on the payment date with a performance rating of “On Target” or above to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Long-Term Incentive Awards. Your offer includes long-term incentive award(s), which give you the opportunity to share in Gap Inc.’s success over time.

Stock Options. The Compensation and Management Development Committee of the Board of Directors (“the Committee”), pursuant to the provisions of Gap Inc.’s stock plan, has approved a grant of options on your first day of employment (the “date of grant”) to purchase 100,000 shares of Gap Inc. common stock. The option price shall be determined by the fair market value of the stock on the date of grant. These options will become vested and exercisable as shown in the schedule below, provided you are employed by Gap Inc. on the vesting date. These options must be exercised within ten years from the date of grant or within three months of your employment termination, whichever is earlier, or you will lose your right to do so.

John T. Keiser

November 18, 2009

Option to purchase 25,000 shares vesting one year from date of grant.

Option to purchase 25,000 shares vesting two years from date of grant.

Option to purchase 25,000 shares vesting three years from date of grant.

Option to purchase 25,000 shares vesting four years from date of grant.

Stock Awards. The Committee, pursuant to the provisions of Gap Inc.’s stock plan, has approved a grant of stock awards covering 80,000 shares of Gap Inc. common stock on the date of grant. Awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will become vested as shown in the schedule below, provided you are employed by Gap Inc. on the vesting date. Awards are subject to income tax withholding upon vesting.

Stock Award of 26,666 shares vesting one year from date of grant.

Stock Award of 26,667 shares vesting two years from date of grant.

Stock Award of 26,667 shares vesting three years from date of grant.

Performance Stock Awards. Based on your position as Executive Vice President, you are eligible for performance stock awards. Performance stock awards reward achievement of Gap Inc. and/or division financial objectives. You are eligible to participate in the program for fiscal 2010 (February 2010 - January 2011). Under the current program, your annual target award is equal to 80% of your base salary. Depending on results, your actual performance stock award, if any, may be higher or lower and can reach a maximum of 160%. Performance stock awards will be prorated based on active time in position, changes in base salary, or changes to the performance stock award target that may occur during the fiscal year. Awards are made in the form of performance units that are paid in Gap Inc. stock upon vesting. The number of performance units will be determined no later than March 2011 by dividing the value of the award as a percentage of base salary by the fair market value of Gap Inc. common stock on the award date, rounded down to the nearest whole performance unit. Awards are subject to approval by the Committee and the provisions of Gap Inc.’s stock plan. For fiscal 2010, the award of your performance units will be made no later than March 2011 provided you are employed by Gap Inc. on the date of the award with a performance rating of “On Target” or above. The award will vest 50% two years from the date of grant and 50% three years from the date of grant provided you are employed by Gap Inc. on the vesting dates. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Awards are subject to income tax withholding upon vesting.

You may be eligible for future Long-Term Incentive Awards as a participant in the Focal Review process.

Financial Counseling Program. To help you achieve your financial goals, we currently offer a financial counseling program through The Ayco Company, L.P., a Goldman Sachs Company. Ayco’s financial counselors have comprehensive information regarding Gap Inc.’s benefit and compensation plan design. You become eligible to participate in the Ayco financial counseling program immediately upon hire, and it is 100% Gap Inc. paid.

Benefits. Gap Inc. offers a competitive benefits package that includes medical, dental, vision, life and disability insurance. Gap Inc. also offers an Employee Stock Purchase Plan, a 401(k) plan with a generous dollar for dollar company match up to four percent of your pay (limited as provided in the plan), and employee discounts toward merchandise you purchase in our stores. You will be eligible for Paid Time Off on an “as needed” basis for vacation, illness or personal business, subject to business needs; there is no PTO accrual. In addition there are seven company-paid holidays. Gap Inc. reserves the right to change its benefit programs at any time.

John T. Keiser

November 18, 2009

Legal Fees. Gap Inc. will reimburse you for reasonable legal fees and expenses, to a maximum of $25,000.00 (gross), incurred in connection with negotiation of the release of any obligations in your employment agreement with The Limited that would prevent your employment at Gap Inc. You must provide non-privileged documents to support your payments of these expenses. Gap Inc.’s reimbursement to you will be subject to tax withholding and will be reported as income.

Relocation. Gap Inc. will provide you with relocation benefits in accordance with the Gap Inc. Domestic Relocation Policy. In addition to these relocation benefits, Gap Inc. will also provide you with up to six (6) months of corporate housing in San Francisco and reimburse you for reasonable and eligible commuting expenses. Eligible commuting expenses include coach airfare between Columbus, Ohio and San Francisco on a weekly basis, reasonable parking fees and mileage. Please note that meals are not considered an eligible commuting expense. In offering this relocation package, it is expected that you will remain employed with Gap Inc. for a period of at least 24 months from your employment start date. Therefore, all expenses reimbursed pursuant to this letter are subject to repayment should you leave Gap Inc. within 24 months. You have acknowledged your understanding and acceptance of these provisions by signing the Payback Agreement.

A Relocation Counselor from Weichert Relocation Resources Inc. (WRRI), Gap’s Global Relocation Services Provider, will work with you on your relocation needs. In the meantime, should you have any question with regard to your relocation or require further information, please contact David Abrams, Manager, Global Mobility at (650) 874-6397.

Termination/Severance. In the event that your employment is involuntarily terminated by Gap Inc. for reasons other than For Cause (as defined below) prior to February 13, 2012, Gap Inc. will provide you the following after your “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Separation from Service”), provided you sign a general release of claims in the form requested by Gap Inc. and it becomes effective within 45 calendar days after such Separation from Service (the “Release Deadline”):

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing in the first regular pay cycle following the Release Deadline (the “severance period”). Payments will cease if you accept other employment or professional relationship with a competitor of Gap Inc. (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to Gap Inc. (e.g., your duty to protect confidential information, agreement not to solicit Gap Inc. employees). Payments will be reduced by any compensation you receive during the severance period from other employment or professional relationship with a non-competitor.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above, if you elect COBRA coverage, payment of a portion of your COBRA coverage equal to the company-paid portion of comparable active employee coverage as in effect on your termination date. In order to receive this benefit, Gap Inc. may require that you substantiate your COBRA coverage.

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program Gap Inc. provides to senior executives in effect at the time of your Separation from Service. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

John T. Keiser

November 18, 2009

The payments above are taxable income to you and are subject to tax withholding. If the aggregate amount that would be payable to you under paragraphs (1) and (3) above through the date which is six months after your Separation from Service exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code. Any delayed payment instead will be made on the first business day following the expiration of the six month period, as applicable (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code).

The term “For Cause” shall mean a good faith determination by Gap Inc. that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of Gap Inc.; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment. If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

Recoupment Policy. On February 14, 2007, the Board of Directors (“Board”) adopted a recoupment policy as described in this paragraph. You hereby agree and understand that subject to the discretion and approval of the Board, Gap Inc. will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Gap Inc.’s executive leadership team where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, Gap Inc. will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Start Date and Orientation. Your first day with Gap Inc. will be January 4, 2010. On or about your first day, you will attend New Employee Orientation from 8:00 a.m. to 5:00 p.m. at our San Francisco campus. You will be greeted by a Gap Inc. orientation representative, in the 2 Folsom Lobby in San Francisco for registration and breakfast from 8:00 to 8:30 a.m. Please bring your completed New Hire Forms Booklet, identification and proof of authorization to work in the U.S. A complete list of appropriate documentation is enclosed in your New Employee Orientation materials. The list includes items such as a driver’s license and Social Security card, or a U.S. passport. Please review the list carefully. If you have questions about documentation, contact Employee Services at 1-866-411-2772 x20600.

Other Obligations. You represent and warrant to us that you do not have any agreements, obligations, relationships or commitments to any other person or entity that conflict (or could reasonably be construed to conflict) with your acceptance of this offer or performance of your obligations as outlined in this letter.

Representation. You represent that the credentials and information you provided to Gap Inc. (or its agents) related to your qualifications and ability to perform this position are true and correct.

John T. Keiser

November 18, 2009

Proprietary Information or Trade Secrets of Others. You agree that prior to your first day of employment with Gap Inc. you will return all property and confidential information, including trade secrets, belonging to all prior employers. You further agree that you will not disclose to us, or use, or persuade any Gap Inc. employee to use, any proprietary information or trade secrets of another person or entity.

Abide by Gap Inc. Policies/Protection of Gap Inc. Information. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. As a Corporate Executive Vice President, you are subject to Stock Ownership Requirements for Gap Inc. Executives which can be found on Gapinc.com. You also agree to abide by the attached Confidentiality and Non-Solicitation Agreement during and after your employment with Gap Inc.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.’s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. You will receive additional information, including a copy of the Securities Law Compliance Manual, shortly after your first day of employment. If you wish to obtain additional information, or have questions about the compliance manual, you may contact Dianna Hayes in Gap Inc. Global Equity Stock Administration at (415) 427-2481.

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is if you enter into an express written contract with Gap Inc. that contains the words “this is an express contract of employment” and is signed by an officer of Gap Inc.

In the event that there is any dispute over the terms, enforcement or obligations in this letter, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and costs incurred to enforce any agreements.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment. Please review and sign this letter which incorporates the Confidentiality and Non-Solicitation Agreement attached and return it to Leah Swan. We must receive your signed letter before you start your employment. You may keep one original for your personal records.

Tom, it is our pleasure to confirm this offer. We look forward to working with you.

Yours sincerely,

/s/ Glenn Murphy
Glenn Murphy
Chairman of the Board and CEO

Confirmed this 20th day of November, 2009
/s/ John T. Keiser
John T. Keiser

CONFIDENTIALITY & NON-SOLICITATION AGREEMENT

I, John T. Keiser, in consideration of the offer of employment with Gap Inc., acknowledge that I will be in a relationship of confidence and trust with Gap Inc. As a result, during my employment with Gap Inc., I will acquire “Confidential Information” that is (1) owned or controlled by Gap Inc., (2) in the possession of Gap Inc. and belonging to third parties, and/or (3) conceived, originated, discovered or developed in whole or in part by me. Confidential Information includes trade secrets and other confidential or proprietary business, technical, strategic, marketing, legal, personnel or financial information, whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to: strategic plans; unannounced product information, specifications or designs; sales and pricing practices; computer programs; drawings, diagrams, models; vendor or customer names; employee lists or organizational charts; company telephone directories; individual employee compensation and benefits information; business or marketing plans; studies, analyses, projections and reports; communication with attorneys; and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary.

I agree that I will keep the Confidential Information in strictest confidence and trust. I will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after my employment, except as is necessary in the ordinary course of performing my duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure.

I agree that in the event of my employment termination for any reason, I will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

In order to protect the Confidential Information, I agree that so long as I am employed by Gap Inc., and for a period of one year thereafter, I will not directly or indirectly, on behalf of me, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees or in any way encourage any Gap Inc. employee to leave their employment with Gap Inc. I further agree that I will not directly or indirectly, on behalf of me, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

I agree now, and after my employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative, derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

ACKNOWLEDGED AND AGREED TO THIS 20th DAY OF November, 2009.

/S/ JOHN T. KEISER
John T. Keiser